Exhibit 99

       Gateway Financial Holdings, Inc. Announces Its First Cash Dividend


    ELIZABETH CITY, N.C., Aug. 26 /PRNewswire-FirstCall/ -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., announced that its Board of Directors, at its regular quarterly meeting on August 23, 2004, declared its first quarterly cash dividend of $0.02 per share on the Corporation's common stock. The dividend is payable on November 15, 2004 to shareholders of record as of the close of business on October 1, 2004.

    "This is an important occasion for Gateway and its shareholders. Our goal is to enhance shareholder value utilizing the best combination of strategies available to our Company. We continue to focus on asset growth and high quality loans. But in today's environment, cash dividends are increasingly valued. The $0.02 per share quarterly cash dividend will allow us to continue our growth strategies and enhance our appeal to a wider investor audience," stated Ben Berry, President and CEO of Gateway.


    About the Company

    Gateway Financial Holdings, Inc., with $397 million in assets as of June 30, 2004, is a fast-growing financial services company headquartered in Elizabeth City, North Carolina. It is the parent company of Gateway Bank & Trust Co., a full-service community bank with a total of eleven offices in Elizabeth City (2), Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Small Cap market under the symbol GBTS. Visit the Corporation's web site at www.gatewaybankandtrust.com


    Forward-Looking Statements

    Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.



SOURCE  Gateway Financial Holdings, Inc.
    -0-                             08/26/2004
    /CONTACT: D. Ben Berry, Chairman, President and CEO, or Mark A. Holmes, Senior Executive Vice President and CFO of Gateway Financial Holdings, Inc., +1-252-334-1511/
    /Web site: http://www.gatewaybankandtrust.com /
    (GBTS)

CO:  Gateway Financial Holdings, Inc.
ST:  North Carolina
IN:  FIN
SU:  DIV